EXHIBIT 99.1
November 7, 2014
Fastenal Company Announces Resignation of Chief Executive Officer
WINONA, Minn., November 7, 2014 (GLOBE NEWSWIRE) -- On November 3, 2014, Willard D. Oberton notified the Board of Directors (the “Board”) of Fastenal Company (the “Company”) that he intends to resign from his position as Chief Executive Officer of the Company effective as of December 31, 2014. In connection with this action, on November 6, 2014, the Board modified the positions and duties of Leland J. Hein, Jr. by electing him as Chief Executive Officer of the Company effective as of January 1, 2015, in addition to his role as President of the Company. Mr. Hein was elected by the Board as Chief Executive Officer for a term expiring concurrently with the current term of the other executive officers of the Company (or until his successor is duly elected and qualified).
Mr. Hein, who is 53 years old, originally joined the Company in 1985 and during his tenure has held various sales and managerial roles, serving as a General Manager, District Manager, Regional Vice President, Executive Vice President-Sales, and, most recently, President of the Company, a position he has held since July 2012.
Mr. Oberton, who is 56 years old, will continue to serve as Chairman of the Board, will continue to maintain an office, will continue to be actively involved in strategic planning and performance measurements for the Company, and will continue to serve as a mentor to Mr. Hein.
Fastenal sells different types of industrial and construction supplies in the following product categories: threaded fasteners and miscellaneous supplies; tools; metal cutting tool blades and abrasives; fluid transfer components and accessories for hydraulic and pneumatic power; material handling; storage and packaging products; janitorial, chemical and paint products; electrical supplies; welding supplies; safety supplies; metals, alloys and materials; and office supplies.
Fastenal operates approximately 2,700 stores located primarily in North America with additional locations in Asia, Europe, Central and South America, and Africa. The Company operates 14 distribution centers; eleven in the United States - Minnesota, Indiana, Ohio, Pennsylvania, Texas, Georgia, Washington, California, Utah, North Carolina, Kansas, and three outside the United States - Ontario, Canada; Alberta, Canada; and Nuevo Leon, Mexico.
Additional information regarding Fastenal is available on the Fastenal Company website at www.fastenal.com.
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The Fastenal Company logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6432.

CONTACT:	Ellen Trester
Financial Reporting & Regulatory Compliance Manager
507.313.7282